Exhibit 10.37

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

MASTER LICENSE AGREEMENT

This Master License Agreement (“Agreement”) is made and entered into 24 September 2004 (“Effective Date”) by and between Virage Logic Corporation (“Virage Logic”), a Delaware corporation, with offices at 47100 Bayside Parkway, Fremont, California 94538 USA, and Alien Technology Corporation (“Licensee”), a California corporation, with offices at 18220 Butterfield Boulevard, Morgan Hill, California 95037.

This Agreement is a master license agreement that will govern the license of certain Virage Logic software products and other technology by Virage Logic to Licensee. Such licensed products and technology will be listed in schedule(s) (“Program Schedule(s)”), that may be added hereto from time to time upon mutual execution of such Program Schedule(s).

1.	DEFINITIONS.

1.1. “Compiler” means each Virage Logic development tool listed in a Program Schedule, which tool consists of: (i) object code versions of a set of executable software program(s), (ii) libraries containing design elements of memory cell arrays and control logic, and (iii) all related documentation. Each Compiler includes any and all updates, replacements and enhancements thereto that Virage Logic delivers to the Licensee.

1.2. “Instance(s)” means designs of discrete integrated circuit memory cell arrays and corresponding control logic, which are either generated for Licensee by Virage Logic and described in a Program Schedule, or are generated by Licensee through the use of a Compiler licensed hereunder. Instances will be expressed in GDSII, and such other hardware definition languages or other formats as are agreed by the parties in writing. Each Instance includes all documentation related to the design and any and all updates, replacements and enhancements thereto that Virage Logic delivers to the Licensee.

1.3. “Licensed Material(s)” means, collectively, the Compiler(s) licensed hereunder, if any, Instance(s) generated by Licensee on any Compiler licensed hereunder or generated for Licensee by Virage Logic, Standard Cells, Metal Programmable Cells, I/Os, and NXT Technology, and such other deliverables that Virage Logic delivers to the Licensee.

1.4. “Intellectual Property Rights” means worldwide common law and statutory rights associated with patent rights (including patent applications and disclosures), rights of priority, works of authorship, mask work rights, copyrights (including copyright applications and registrations), moral rights, trade and industrial secrets, know-how and any other intellectual property rights recognized in any country or jurisdiction of the world, including divisions, continuations, renewals, reissuances and extensions of each now existing or hereafter filed, issued or acquired; exclusive of the Marks.

1.5. “I/O” means integrated circuit off-chip interface component available in a variety of functional and electrical characteristics as well as physical implementations.

1.6. “Marks” means trademarks, trade names, logos, service marks, and other designations of source.

1.7. “NXT Technology” means all of the Intellectual Property Rights owned by Virage Logic on the Effective Date related to Standard Cell and Metal Programmable Cell architecture and routing methodologies, including, but not limited to, US patents 5,723,883; 5,898,194; 5,923,059; 5,923,060; and 6,091,090.

Master License Agreement	Page 1
Rev. 12/2002	Confidential

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

1.8. “Standard Cell” means a type of integrated circuit logic function element, specifically designed for automated place and route tools, and where the logic functionality of the cell is altered by metal as well as gate and diffusion layers. It has common physical architecture attributes for all functional elements in the Standard Cell library.

1.9. “Metal Programmable Cell” means a type of integrated circuit logic function element, specifically designed for automated place and route tools, and where the logic functionality of the cell is altered by metal layers only, with common gate and diffusion layers. It has common physical architecture attributes for all functional elements in the Metal Programmable Cell library.

1.10 “Acceptance Requirements” means the Specifications, against which Licensee will test conformance of the deliverables.

1.11 “Statement of Work” means the development plan, including deliverables and associated milestones, and the development schedule, as set forth in Attachment 1 to the pertinent Program Schedule.

1.12 “Specifications” means the functional, operational and performance requirements for the technology set forth in Attachment 2 to the pertinent Program Schedule.

2.	LICENSE GRANTS.

2.1. License Grants. Virage Logic hereby grants to Licensee, subject to the terms and conditions of this Agreement and the restrictions set forth in the pertinent Program Schedule(s), under Virage Logic’s Intellectual Property Rights, a non-exclusive, non-transferable fee-bearing license to:

(a) use each Compiler licensed hereunder to create Instances;

(b) use, copy and reproduce Instances licensed hereunder (whether generated by Licensee or by Virage Logic on Licensee’s behalf) solely to design and develop Licensee’s integrated circuits;

(c) distribute such Instances solely: (i) in GDSII data format to the semiconductor manufacturer set forth for the relevant Licensed Materials in the pertinent Program Schedule(s) and solely for the purpose of enabling such manufacturer(s) to manufacture integrated circuits for Licensee, and (ii) as incorporated into physical implementations of Licensee’s integrated circuits as reduced to silicon; and

(d) make, have made, use, sell, offer to sell, import and export integrated circuits that include the Licensed Materials.

2.2. Limitations on Licenses.

(a) Licensee may use Licensed Materials, subject to any and all restrictions set forth in the pertinent Program Schedule(s), only for the applications and processes set forth for those Licensed Materials in the pertinent Program Schedule(s).

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 2
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

(b) Licensee has no right to transfer, sublicense, or otherwise distribute Licensed Materials except as expressly set forth in this Agreement and the pertinent Program Schedule(s), and without limiting the generality of the foregoing, information (including, but not limited to GDSII data) that reflects any element of Licensed Materials may be provided only to the semiconductor manufacturer(s) set forth for the relevant Licensed Materials in the pertinent Program Schedule(s) and solely for the purpose of enabling such manufacturer to manufacture integrated circuits for Licensee and for the sale of such integrated circuits through Licensee’s multi-tiered distribution and sales network.

(c) Licensee will not: (i) copy or otherwise reproduce any Licensed Materials, in whole or in part, except as expressly authorized by this Agreement and the pertinent Program Schedule(s) or to make more than reasonable numbers of back-up copies; (ii) modify the Licensed Materials; or (iii) use the Licensed Materials in any manner to provide services to third parties, including, but not limited to, integrated circuit design services (provided, however, that such services restriction will not prevent Licensee from providing services that bundle integrated circuits that include Licensed Materials).

(d) Licensee’s rights in the Licensed Materials will be limited to those expressly granted in this Agreement and pertinent Program Schedule(s), and Virage Logic reserves all its rights and licenses not expressly granted to Licensee in this Agreement.

2.3 Notification of Semiconductor Manufacturer Tape Outs.

In the event a semiconductor manufacturer is manufacturing integrated circuits for Licensee as authorized by the pertinent Program Schedule(s), Licensee agrees to provide to Virage Logic, no more frequently than quarterly, a report via email addressed to tapeout@viragelogic.com setting forth the project tracking number used by the semiconductor manufacturer to identify tape outs, and if applicable, the number of wafers (that include integrated circuits that include an Instance) manufactured using the Licensed Materials authorized by this Agreement and the pertinent Program Schedule(s).

3.	PROPRIETARY RIGHTS.

(a) As between the parties to this Agreement, to the extent ownership is vested in such parties, the Licensed Materials are and will remain the sole and exclusive property of Virage Logic and its suppliers, if any, whether the Licensed Materials are separate or combined with any other products. Virage Logic’s rights under this subsection (a) will include, but not be limited to, all copies of the Licensed Materials, in whole and in part; and all Intellectual Property Rights in the Licensed Materials.

(b) Licensee will not delete or in any manner alter the Marks notices of Virage Logic and its suppliers, if any, appearing on the Licensed Materials as delivered to Licensee. As a condition of the license rights granted to Licensee in this Agreement, Licensee will reproduce and display such notices on each copy it makes of any Licensed Material.

(c) Nothing in this Agreement grants to either party any rights in or to use any of the Marks of the other party, except to the limited extent necessary for Licensee to reproduce such Marks in accordance with this Agreement.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 3
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

(d) Licensee agrees to declare, to the semiconductor manufacturer that manufactures wafers as permitted hereby, Virage Logic as a licensor of certain intellectual property embodied in the Licensed Materials that is contained in Licensee’s products as produced by the semiconductor manufacturer authorized by the pertinent Program Schedule(s). Licensee agrees to execute such reasonable declaration as provided by the semiconductor manufacturer to document the content of the Licensed Materials in Licensee’s products. Upon Virage Logic’s request, Licensee agrees to authorize the applicable semiconductor manufacturer to provide information directly to Virage Logic documenting the content of the Licensed Materials in Licensee’s products.

(e) Licensee acknowledges and agrees that all output generated for Licensee by Virage Logic as described in the pertinent Program Schedule(s), or generated by Licensee through use of any Compiler licensed hereunder contains information that complies with the Virtual Component Identification Physical Tagging Standard (VCID) as maintained by the Virtual Socket Interface Alliance (VSIA). Such information may be expressed in GDSII Layer 63 or other such layer designated by the VSIA, hardware definition languages, or other formats. Licensee is not authorized to alter or change any such information.

4.	PAYMENT; TAXES.

Licensee will pay Virage Logic the amount(s) due as set forth in the pertinent Program Schedule(s) in accordance with the terms of such Program Schedule(s). Thirty days following notice by Virage Logic of any delinquency by Licensee in its payment obligations, payments will incur interest at a rate equal to 1.0% per month or the highest rate permitted by applicable law, whichever is lower. All amount(s) due and other charges stated herein are exclusive of any sales, use, value-added, or other federal, state or local taxes (excluding taxes based on Virage Logic’s net income) and Licensee agrees to pay such taxes.

5.	CONFIDENTIALITY.

5.1. Confidential Information. “Confidential Information” means: (i) for Virage Logic, the Licensed Materials; (ii) for Licensee, information about Licensee’s products that include the Licensed Materials; and (iii) any business or technical information of Virage Logic or Licensee, that is clearly designated by the discloser as “confidential” or “proprietary” and, if orally or visually disclosed, identified as “confidential” or “proprietary” at the time of such disclosure and summarized in writing by the discloser and transmitted to the recipient within thirty (30) days of such disclosure.

5.2. Exclusions. Confidential Information shall not include information that the recipient can document: (i) is or becomes generally known or available by publication, commercial use or otherwise through no fault of the recipient; (ii) is known to the recipient at the time of disclosure without violation of any confidentiality restriction and without any restriction on the receiving party’s further use or disclosure; (iii) is independently developed by the recipient; (iv) was received from a third party rightfully in possession of such information without an obligation of confidentiality; (v) is permitted for release or disclosure to any third party by the written prior consent of the discloser; (vi) is intentionally furnished to a third party by the discloser without imposing confidentiality restrictions on such third party; or (vii) as permitted in a Program Schedule.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 4
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

5.3. Use and Disclosure Restrictions. For a term of three (3) years from the last disclosure of Confidential Information, each party will refrain from using the other party’s Confidential Information except as permitted herein, and will use the same level of care, but in any event will not use less than reasonable care, to prevent disclosure of the other party’s Confidential Information that it uses with its own information of similar sensitivity and importance. However, each party may disclose Confidential Information of the other party: (i) pursuant to the order or requirement of a court, administrative agency, or other governmental body, provided that the disclosing party gives reasonable notice to the other party to contest such order or requirement; and (ii) on a confidential basis to contractors, or legal or financial advisors who are under obligations no less restrictive than those contained herein regarding confidentiality and use. Notwithstanding anything herein, provided that such direct competitor has been identified to Licensee by Virage Logic in writing, Licensee will not allow any individual who is an employee or agent of a direct competitor of Virage Logic to have access to the Licensed Materials or Virage Logic’s Confidential Information.

6.	WARRANTY.

6.1 Power and Authority. Each party warrants to the other that it has sufficient corporate power and authority to enter into this Agreement and to grant to the other all licenses and rights that it grants under this Agreement.

6.2 No Reverse Engineering. In order to protect the trade secrets and other proprietary information of Virage Logic, Licensee warrants that, except as expressly permitted under applicable law, it will not reverse engineer, disassemble, or otherwise attempt to derive the source code form of the Licensed Materials.

6.3 Conformance. Except as otherwise provided in a Program Schedule, Virage Logic warrants, for a period of ninety (90) days from the date Virage Logic delivers the Licensed Materials to Licensee, , that the Licensed Materials will substantially and materially conform to the Specifications. The foregoing warranty does not apply to any element of the Licensed Materials that has been modified outside the Specifications or used outside the Specifications as set forth in the applicable Program Schedule.

6.4 Sole and Exclusive Remedy. LICENSEE’S SOLE AND EXCLUSIVE REMEDY WILL BE THAT VIRAGE LOGIC WILL, AT VIRAGE LOGIC’S OPTION, EITHER REPLACE OR CORRECT THE DEFECTIVE PORTION OF THE LICENSED MATERIALS WITHIN THIRTY (30) DAYS OF BEING INFORMED OF THE BREACH OF WARRANTY.

6.5 Disclaimer of Other Warranties. THE WARRANTIES IN THIS SECTION ARE IN LIEU OF ALL OTHER WARRANTIES, EXPRESS AND IMPLIED, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRINGEMENT. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, VIRAGE LOGIC DOES NOT WARRANT THAT THE LICENSED MATERIALS WILL MEET LICENSEE’S REQUIREMENTS, THAT THE LICENSED MATERIALS WILL OPERATE IN THE COMBINATIONS THAT LICENSEE MAY SELECT OR USE, THAT THE OPERATION OF THE LICENSED MATERIALS WILL BE UNINTERRUPTED OR ERROR FREE.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 5
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

7.	INDEMNITIES.

7.1. Indemnity. Subject to the terms of Sections 7.1 and 7.2, Licensee agrees to indemnify Virage Logic against any third party claims against Virage Logic for loss, damage, liability, or expense (including but not limited to attorneys’ fees) arising out of any damage to tangible property or personal injuries caused by the negligent acts or omissions of Licensee in connection with Licensee’s activities under this Agreement. Virage Logic agrees to indemnify Licensee against any third party claims against Licensee for loss, damage, liability, or expense (including but not limited to attorneys’ fees) arising out of any damage to tangible property or personal injuries caused by the negligent acts or omissions of Virage Logic in connection with Virage Logic’s activities under this Agreement.

7.2. Infringement Indemnity.

(a) Duty to Indemnify and Defend. Virage Logic will indemnify Licensee against, and will defend or settle at Virage Logic’s own expense any claim made or action or other proceeding brought against Licensee (i) to the extent that it is based on a claim that Virage Logic has infringed a U.S., European Union, Japan, South Korea, Republic of China (Taiwan), or Canada patent or has misappropriated or any other third party Intellectual Property Rights and/or Marks which caused damage to Licensee or any third party. Virage Logic will pay costs, damages, and expenses (including reasonable attorneys’ fees and costs) incurred by Licensee in any such action or proceeding or otherwise attributable to any such claim. Virage Logic will have no obligation under this Section as to any action, proceeding, or claim unless: (i) Virage Logic is notified of it promptly; (ii) Virage Logic has sole control of its defense and settlement; and (iii) Licensee provides Virage Logic with reasonable assistance in its defense and settlement.

(b) Injunctions. If Licensee’s use of any Licensed Materials under the terms of this Agreement is, or in Virage Logic’s reasonable opinion is likely to be, enjoined due to the type of infringement or misappropriation specified in subsection (a) above, then Virage Logic shall, at its sole option and expense, either: (i) procure for Licensee the right to continue using such Licensed Materials under the terms of this Agreement; or (ii) replace or modify such Licensed Materials so that they are noninfringing and substantially equivalent in function to the infringing or misappropriating Licensed Materials. If (i) or (ii) are not reasonably possible or are technically infeasible, respectively, Virage Logic shall so notify Licensee in writing and Licensee may elect, at Licensee’s sole option, either to: (a) relinquish Licensee’s license to use such Licensed Materials and Virage Logic shall fully refund to Licensee any amount paid hereunder (including prepaid royalties), less a reasonable amount for prior use, for the infringing or misappropriating Licensed Materials, or (b) continue to use the Licensed Materials; provided that Virage Logic shall have no further obligation to indemnify and defend Licensee following Licensee’s use or distribution of the Licensed Materials beyond six (6) months after the date of such notice.

(c) Sole Remedy. THE FOREGOING ARE VIRAGE LOGIC’S SOLE AND EXCLUSIVE OBLIGATIONS, AND LICENSEE’S SOLE AND EXCLUSIVE REMEDIES, WITH RESPECT TO INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 6
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

(d) Exclusions. Virage Logic will have no obligations under this Section 7.2 with respect to infringement or misappropriation arising from: (i) modifications to the Licensed Materials by any party other than Virage Logic, (ii) changes to Licensed Material specifications requested by Licensee, (iii) any Instances generated by Licensee except to the extent such infringement or misappropriation existed in the applicable Compiler as provided to Licensee, or (iv) the use of the Licensed Materials in combination with products or technology not provided by Virage Logic if the claim would not have occurred but for the combination.

8.	TERM AND TERMINATION.

8.1. Term. The term of this Agreement will begin on the Effective Date and will continue, unless terminated earlier in accordance with the provisions of Section 8.2 below, for the period specified in the pertinent Program Schedule(s) for the Licensed Materials solely for the applications and processes specified therein.

8.2. Events of Termination.

(a) Either party will have the right to terminate this Agreement if: (i) the other party breaches any material term or condition of this Agreement and fails to cure such breach within thirty (30) days after written notice or in the event the nature of such breach is such that it cannot be cured within thirty (30) days then such party shall not be in breach if it immediately commences to cure such breach and prosecutes such cure until completion; (ii) the other party becomes the subject of a voluntary petition in bankruptcy or any voluntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors; or (iii) the other party becomes the subject of an involuntary petition in bankruptcy or any involuntary proceeding relating to insolvency, receivership, liquidation, or composition for the benefit of creditors, if such petition or proceeding is not dismissed within sixty (60) days of filing.

(b) Virage Logic will have the right to terminate this Agreement if Licensee acquires, consolidates or merges with a direct competitor of Virage Logic. For the purposes of this Agreement, Exhibit A to the Agreement is an exhaustive list of direct competitors of Virage Logic as of the Effective Date. Virage Logic may update Exhibit A in writing, and such update shall be effective thirty (30) days after receipt of such notice by Licensee.).

8.3. Effect of Termination. Upon termination or expiration of this Agreement, Licensee will immediately return to Virage Logic or (at Virage Logic’s request) destroy all copies of the Licensed Materials and each party will immediately return the other party’s Confidential Information in its possession or control, and an officer of each party will certify to the other party in writing that such party has done so. For those integrated circuits for which manufacturing has already commenced, Licensee will have the right to continue to use the Licensed Materials, subject to the terms of Section 2.1 and the restrictions of the pertinent Program Schedule(s), for which Licensee has paid or has a duty to pay amount(s) due as of the effective date of the termination.

8.4. No Damages for Termination. Neither party will be liable to the other on account of termination or expiration of this Agreement for reimbursement or damages for the loss of goodwill, prospective profits or anticipated income, or on account of any expenditures, investments, leases or

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 7
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

commitments made by either party or for any other reason whatsoever based upon or growing out of such termination or expiration.

8.5. Nonexclusive Remedy. The exercise by either party of any remedy under this Agreement will be without prejudice to its other remedies under this Agreement or otherwise.

8.6. Survival. The rights and obligations of the parties contained in Sections 1, 2.1 (to the limited extent permitted by Section 8.3), 2.2, 2.3, 3, 4, 5, 6, 7, 8.3, 8.4, 8.5, 8.6, 9, and 10 will survive the termination or expiration of this Agreement.

9.	LIMITATIONS OF LIABILITY.

9.1. Limitations.

(a) Licensee Limitations.

(i) IN NO EVENT WILL LICENSEE BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(ii) TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, LICENSEE’S TOTAL LIABILITY UNDER THIS AGREEMENT WILL BE LIMITED TO AN AMOUNT EQUAL TO THE DEVELOPMENT AND LICENSE AND MAINTENANCE FEES OWING BY LICENSEE TO VIRAGE LOGIC UNDER THIS AGREEMENT.

(b) Virage Logic Limitations.

(i) IN NO EVENT WILL VIRAGE LOGIC BE LIABLE FOR ANY SPECIAL, INCIDENTAL, OR CONSEQUENTIAL DAMAGES, WHETHER BASED ON BREACH OF CONTRACT, TORT (INCLUDING NEGLIGENCE), PRODUCT LIABILITY, INFRINGEMENT OF INTELLECTUAL PROPERTY RIGHTS OR OTHERWISE, AND WHETHER OR NOT SUCH PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE.

(ii) EXCEPT FOR DAMAGES ARISING PURSUANT TO SECTIONS 5 AND 7, AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, VIRAGE LOGIC’S TOTAL LIABILITY TO LICENSEE WILL BE LIMITED TO THE DEVELOPMENT, LICENSE AND MAINTENANCE FEES RECEIVED BY VIRAGE LOGIC FROM LICENSEE UNDER THIS AGREEMENT.

(iii) FOR DAMAGES ARISING PURSUANT TO SECTIONS 5 AND 7, AND TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW, VIRAGE LOGIC’S TOTAL LIABILITY TO LICENSEE UNDER THIS AGREEMENT WILL BE LIMITED TO AN AMOUNT EQUAL TO TWO TIMES (2X) THE DEVELOPMENT, LICENSE, AND MAINTENANCE FEES RECEIVED BY VIRAGE LOGIC FROM LICENSEE UNDER THIS AGREEMENT.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 8
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

9.2. Failure of Essential Purpose. The parties have agreed that the limitations specified in this Section 9 will survive and apply even if any limited remedy specified in this Agreement is found to have failed of its essential purpose.

10.	GENERAL.

10.1 Compliance with Law. Each party agrees to comply with all applicable laws, rules, and regulations in connection with its activities under this Agreement. Each party shall comply with all applicable international, national, state, regional and local laws and regulations in connection with its activities under this Agreement. Without limiting the foregoing, Licensee acknowledges that all Licensed Materials, including documentation and other Virage Logic technical data, may be subject to export controls imposed by the U.S. Export Administration Act of 1979, as amended (the “Act”), and the regulations promulgated thereunder. Licensee shall not export or re-export (directly or indirectly) any Licensed Materials or other Virage Logic technical data therefor without complying with the Act and the regulations thereunder.

10.2 Publicity. Upon Licensee’s first sale of commercial quantities of Licensee’s products that include integrated circuits manufactured (and which include the Licensed Materials) in accordance with a Program Schedule, Virage Logic may include Licensee’s name in Virage Logic’s customer list. Licensee agrees to provide Virage Logic with written notice (including email form) of such first sale of commercial quantities of Licensee’s products and respond to Virage Logic’s reasonable inquires concerning such first sale. Neither party shall disclose the existence or the terms and conditions of this Agreement to any third party, except as may be required (i) to implement or enforce the terms of this Agreement; (ii) by legal procedure or by law; or (iii) by an existing or potential investor, acquiring company, bank or other financial institution, under appropriate non-disclosure terms in connection with a merger, acquisition, financing, loan agreement, or similar corporate transaction. Virage Logic shall not, without first obtaining the prior written consent of Licensee, announce this Agreement in a press release, to customers, or potential customers of Virage Logic or in or as part of other promotional material.

10.3. Assignment. This Agreement will bind and inure to the benefit of each party’s permitted successors and assigns. Except as permitted in this Section 10.3, neither party may not assign this Agreement either voluntarily, by merger, by operation of law or otherwise in whole or in part, without the other party’s written consent, which consent will not be unreasonably withheld. Except as permitted in this Section 10.3, any attempt to assign this Agreement without such consent will be null and void. Should it be necessary for this Agreement to be assigned to a third party in connection with that party’s acquisition of Virage Logic, Licensee hereby agrees in advance to the assignment. Licensee may assign (i) this Agreement to an Licensee affiliate, or (ii) this Agreement in the event of a merger, acquisition, reorganization or sale of all or substantially all of the assets of Licensee, subject to the provisions of Section 8.2(b).

10.4. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of California without regard to its conflict of law principles and applicable to agreements entered into, and to be performed entirely, within California between California residents. Any suit hereunder will be brought solely in the federal or state courts in the Northern District of California and each party hereby submits to the personal jurisdiction thereof.

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 9
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

10.5. Injunctive Relief.

(a) Licensee acknowledges that the Licensed Materials contain and embody trade secrets and other intellectual property of Virage Logic, the disclosure or unauthorized use of which would cause substantial harm to Virage Logic that could not be remedied by the payment of damages alone. Accordingly, Virage Logic will be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any breach of Licensee’s obligations of confidentiality or use of Licensed Materials not in accordance with this Agreement.

(b) Virage Logic acknowledges that the Licensee’s confidential information contains and embodies trade secrets and other intellectual property of Licensee, the disclosure or unauthorized use of which would cause substantial harm to Licensee that could not be remedied by the payment of damages alone. Accordingly, Licensee will be entitled to seek preliminary and permanent injunctive relief and other equitable relief for any breach of Virage Logic’s obligations of confidentiality or use of Licensee’s confidential information not in accordance with this Agreement.

10.6. Severability. If any provision of this Agreement is found invalid or unenforceable, that provision will be enforced to the maximum extent permissible, and the other provisions of this Agreement will remain in force.

10.7. Force Majeure. Except for payments due under this Agreement, neither party will be responsible for any failure to perform due to acts of God, war, riot, embargoes, acts of civil or military authorities, fire, floods, earthquakes, or accidents caused by third parties not under the control of a party (each a “Force Majeure”), provided that such party gives prompt written notice thereof to the other party. The time for performance will be extended for a period equal to the duration of the Force Majeure, but in no event longer than thirty (30) days.

10.8. Notices. All notices under this Agreement will be deemed given when delivered personally, sent by confirmed facsimile transmission, or sent by certified or registered U.S. mail or nationally-recognized express courier, return receipt requested, to the address shown below or as may otherwise be specified by either party to the other in accordance with this Section. Notices to Licensee must be also addressed “Attention: General Counsel.”

10.9. Independent Contractors. The parties to this Agreement are independent contractors. There is no relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other’s behalf without the other’s prior written consent.

10.10. Waiver. No failure of either party to exercise or enforce any of its rights under this Agreement will act as a waiver of such rights.

10.11. Entire Agreement. This Agreement and its Program Schedule(s), attachments, and exhibits are the complete and exclusive agreement between the parties with respect to the subject matter hereof, superseding and replacing any and all prior agreements, communications, and understandings (both written and oral) regarding such subject matter. This Agreement may only be modified, or any

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 10
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

rights under it waived, by a written document expressly referring to an amendment of this Agreement and executed by both parties.

10.12 Counterparts. This Agreement may be signed in one or more counterparts, each of which will be deemed to be an original and all of which when taken together will constitute the same agreement. If this Agreement is executed in counterparts, no signatory hereto shall be bound until both Parties named below have duly executed or caused to be duly executed a counterpart of this Agreement. Any copy of this Agreement made by reliable means is considered an original.

10.13 Order of Precedence. Where in conflict, the terms of the pertinent Program Schedule shall take precedence over the terms of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly-authorized representatives as of the Effective Date.

Licensee: Alien Technology Corporation		Virage Logic Corporation

By:	/S/ JOHN PAYNE	By:	/S/ ADAM KABLANIAN
Name:	John Payne	Name:	Adam Kablanian
Title:	COO	Title:	President & CEO

Address:	18220 Butterfield Boulevard Morgan Hill, California 95037	Address:	47100 Bayside Parkway Fremont, California 94538 USA

Facsimile:	408-732-3910	Facsimile:	510-360-8099

The following exhibit is hereby incorporated into this Agreement:

Exhibit A – List of Virage Logic Direct Competitors

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 11
Rev. 10/2002	Confidential

CONFIDENTIAL TREATMENT REQUESTED BY ALIEN TECHNOLOGY CORP.

Exhibit A – List of Virage Logic Direct Competitors

[***]

***	Confidential treatment requested pursuant to a request for confidential treatment filed with the Securities and Exchange Commission. Omitted portions have been filed separately with the Commission.

Master License Agreement	Page 12
Rev. 10/2002	Confidential